Exhibit 99.1

CLARION TECHNOLOGIES, INC.

NEWS RELEASE
CONTACT: MARY ASADORIAN
(616) 233-6680

CLARION TECHNOLOGIES REPORTS FIRST QUARTER 2005 RESULTS

Grand Rapids, MI (May 17, 2005) — Clarion Technologies, Inc. (OTCBB: CLAR.OB) today announced financial results for the quarterly period ended April 2, 2005.

Clarion’s 2005 sales for the first quarter were $32.3 million versus $29.6 million in the first quarter of 2004. Clarion’s net loss from continuing operations for the first quarter of 2005 was $2.8 million versus net income of $0.8 million in the first quarter of 2004. The decrease in earnings was principally due to an extended shutdown by Clarion’s primary customer as well as launch costs for new business programs. Clarion’s net loss attributable to common shareholders was $5.9 million in the first quarter of 2005 versus $1.7 million in the same period of 2004. The increase in net loss attributable to the common shareholder was primarily driven by the increase in accrued interest and dividends.

Clarion Technologies’ President, Bill Beckman, commented, “For the first quarter of 2005, our total net sales increased by 9%, primarily through new business opportunities. However, the revenue increase was offset by the loss of sales due to some unexpected customer downtime. We had a key customer forced into a no build situation for approximately five weeks. This situation was caused by a fire at the manufacturing location of one of its suppliers. This caused an immediate decrease in sales for Clarion. The loss of these sales had a very negative impact on our profits in the first quarter. As of the beginning of March, this customer was running normal production volumes, and the situation is now behind us. This lost volume was not recovered within the first quarter time frame, and it is uncertain if it will be recovered at all.”

President Beckman further commented, “During 2004, we were awarded several new programs that created revenue growth in the first quarter of 2005. We continue to ramp up our operation in Ames, Iowa after being awarded a large new program with a key customer in the consumer goods market. This program began production in late 2004 and began to ramp up in the first quarter of 2005. Other new programs will begin throughout 2005 and will be integrated into our existing operations. The preparation of a new manufacturing facility and the launch activity in the organization, including the increase of tooling sales that generate virtually zero profit, also contributed to the deterioration in gross profit from the first quarter of 2004. We believe these new programs substantiate our customer’s confidence in our ability to deliver quality products on time, at a competitive price. We also believe that these new programs should have a favorable impact on our results for the balance of fiscal 2005.”

Clarion Technologies, Inc. operates four manufacturing facilities in Michigan, one in South Carolina, and three in Iowa with approximately 174 injection molding machines ranging in size from 55 to 1500 tons of clamping force. The Company’s headquarters are located in Grand Rapids, Michigan. Further information about Clarion Technologies can be obtained on the web at www.clariontechnologies.com or by contacting Mary Asadorian at (616)233-6680.

With the exception of historical factual information, the statements made in this press release include forward-looking statements. These statements are based upon current expectations and are made pursuant to the safe harbor provisions of the Private Litigation Reform Act of 1995. Such forward-looking statements involve certain known and unknown assumptions, risks and uncertainties that could cause actual results to differ materially from those included in or contemplated by the statements. These assumptions, risks and uncertainties include, but are not limited to, those discussed or indicated in the Company’s Annual Report on Form 10-K for the year ended December 25, 2004 and in all documents filed by the Company with the Securities and Exchange Commission. The Company disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

CLARION TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In thousands, except per share data)

	First Quarter Ended
	April 2, 2005	March 27, 2004
Net sales	$ 32,274	$ 29,594
Cost of sales	32,150	25,849

Gross profit	124	3,745

Operating expenses:
Selling, general and administrative expenses	1,676	1,815

Operating income (loss)	(1,552)	1,930

Interest expense	(1,307)	(1,120)
Other income, net	10	1

Income (loss) before income taxes	(2,849)	811

Provision for income taxes	-	-

Net income (loss)	$(2,849)	$ 811

Basic and Diluted EPS calculation:
Numerator:
Net income (loss)	$(2,849)	$ 811
Preferred stock dividends declared	(2,779)	(2,281)
Accretion of preferred stock to mandatory
redemption value	(250)	(224)

Net loss attributable to common shareholders	$(5,878)	$(1,694)

Denominator:
Average common shares outstanding (basic and
diluted)	45,296	45,101

Loss per share attributable to common
shareholders (basic and diluted)	$ (0.13)	$ (0.04)